Exhibit 28 (g) 9 under Form N-1A

Exhibit (10) under Item 601/Reg. S-K

EXHIBIT 1

TO CUSTODIAN CONTRACT BETWEEN FEDERATED INVESTMENT COMPANIES,

STATE STREET BANK AND TRUST COMPANY, AND FEDERATED SERVICES COMPANY

Dated December 1, 1993

(Exhibit 1 revised as of 12/2/11)Federated World Investment Series, Inc.:

Federated Emerging Market Debt Fund

Federated International Leaders Fund

Federated International Small-Mid Company Fund

September 8, 2011

State Street Bank and Trust Company

1776 Heritage Drive

North Quincy, MA 02171

Attention: Geoffrey O’Connell, SVP, Relationship Executive

Ladies and Gentlemen:

Reference is made to the Custodian Contract, as amended, (the “Custodian Contract”) dated December 1, 1993 between Federated Investment Companies, Federated Services Company (collectively referred to herein as “Federated”) and State Street Bank and Trust Company (“State Street”). All capitalized terms not defined in this letter (the “Letter Agreement”) shall have the meaning ascribed to them in the Custodian Contract.

In connection with State Street acting as custodian for the assets of those funds listed on Schedule A hereto (the “Funds”), we are hereby designating the Funds’ transfer agent, Edward D. Jones (the “Transfer Agent”) to perform, among other things, the cash management services listed on Schedule B hereto specifically and solely in regards to the Funds’ demand deposit accounts and funds set forth on Schedule C (the “Agent-Managed Accounts”). We hereby direct State Street to accept instructions directly from the Transfer Agent in order to perform certain services specified in Section 2 of the Custodian Contract, and we authorize State Street to provide access to State Street Cash Manager™ to the Transfer Agent solely for the purpose of processing capstock activity (subscriptions and redemptions) for the Agent-Managed Accounts.

It is understood that in carrying out its duties in accordance with the preceding instruction and authorization, State Street shall be subject to the standard of care and shall have the benefit of the indemnity and exculpatory provisions set forth in the Custodian Contract.

We hereby acknowledge that this instruction and authorization is properly given and has been duly authorized by the Funds. This instruction and authorization shall be effective as of the date first written above, and shall remain in full force and effect until revoked in writing by the applicable Fund or Funds.

Sincerely,

Edward Jones Money Market Fund

Tax Free Money Market Fund, a portfolio of Money Market Obligations Trust

By: /s/ Richard A. Novak

Name: Richard A. Novak

Title: Treasurer

SCHEDULE A

Edward Jones Money Market Fund (State Street MCH Fund Number: 2282)

Tax Free Money Market Fund (State Street MCH Fund Number: 2270)

SCHEDULE B

Demand Deposit Account Maintenance Services

State Street Cash Manager ™ - Cash Reporting and Funds Transfer Services

Partial Account Reconciliation Service

SCHEDULE C

3611-780-2 ED JONES TRADE EXTENSION – 2282

3611-782-8 ED JONES PASSPORT FD – 2282

3611-784-4 ED JONES PASS FUND RED – 2282

3611-786-9 ED JONES PASS REPLACE – 2282

3611-788-5 ED JONES PASS FD SUB – 2282

3611-790-1 ED JONES PASSPORT – VISA – 2282

9903-711-1 ED JONES TAX FREE/SETLEM – 2270

9903-712-9 ED JONES TAX FREE/CHECKW – 2270

9903-713-7 ED JONES TAX FREE/PURCHA – 2270

9903-714-5 ED JONES TAX FREE/REPLAC – 2270

9904-427-3 ED JONE/TRUST RED - 2270